Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Shareholders, which is incorporated by reference in Raven Industries, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2010. We also consent to the incorporation by reference of our report dated March 31, 2010 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, MN
June 3, 2010